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                                                                Exhibit No. 99

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FIRST EMPIRE STATE CORPORATION ONE M&T PLAZA BUFFALO, NEW YORK 14240
NEWS RELEASE
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CONTACT:  Gary S. Paul                      FOR IMMEDIATE RELEASE:
          (716) 842-5130                    December 27, 1996



BUFFALO, NEW YORK -- First Empire State Corporation ("First Empire") (AMEX:FES) today announced that its savings bank subsidiary located in New York City, The East New York Savings Bank ("East New York") will be merged into First Empire's principal commercial banking subsidiary, Manufacturers and Traders Trust Company ("M&T Bank"). At September 30, 1996, East New York had assets of approximately $2 billion and M&T Bank had assets of approximately $11 billion.

Subject to the approvals of the Federal Reserve Board and the New York State Banking Board, the merger is expected to be completed by Memorial Day weekend of 1997. Following the merger, East New York will operate as the New York City Division of M&T Bank.

East New York's president, Atwood Collins, III, will become the New York City Division's president, while East New York's board of directors will become the division's regional advisory board.

Following the merger, East New York customers will have access to M&T Bank's network of 162 branches located throughout New York State, as well as to an expanded variety of products and services available through the commercial banking institution. East New York operates 13 branches in the New York City metropolitan area. While the merger will also create some operating efficiencies and involve some initial costs, neither are expected to be material to First Empire's operating results.

First Empire, with assets of approximately $13 billion as of September 30, 1996, is a Buffalo, New York based bank holding company. In addition to M&T Bank and East New York, First Empire is the parent company of M&T Bank, National Association (Oakfield, New York).

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